Exhibit No.    Description

99.1 Press Release dated December 2, 2003 titled "John Wiley & Sons, Inc. Reports 13% EPS Increase for Second Quarter of Fiscal Year 2004 Excluding One-Time Tax Benefit in Fiscal Year 2003"
               (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended). ITEM 9: REGULATION FD DISCLOSURE The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to Item 12 Results of Operations and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On December 2, 2003, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the second quarter and first six months of fiscal year 2004. A copy of the Company press release is attached hereto as Exhibit 99.1 and incorporated

Ellis E. Cousens
Executive Vice President, Chief Financial & Operations Officer
John Wiley & Sons, Inc.
(201) 748-6534


John Wiley & Sons, Inc. Reports
13% EPS Increase for Second Quarter of Fiscal Year 2004
Excluding One-Time Tax Benefit Reported in Fiscal Year 2003
-----------------------------------------------------------

Hoboken, N.J. December 2, 2003 -- John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that earnings per diluted share and net income for the second quarter of fiscal year 2004 increased 13% to $0.41 and $25.6 million, respectively. These results exclude a one-time tax benefit of $12.0 million, or $0.19 per diluted share, reported in the second quarter of fiscal year 2003.

Revenue for the second quarter advanced 3% to $228.9 million from $223.0 million in the prior year. This increase was driven by foreign exchange translation benefits, journal performance globally and Higher Education results.

For the first half of fiscal year 2004, revenue advanced 4%, or 2% excluding foreign currency translation gains. Net income for the six-month period increased 7%, excluding unusual charges related to the Company's relocation to Hoboken, New Jersey and the aforementioned one-time tax benefit, both of which were reported in the prior year. On the same basis, earnings per share increased 8% from $0.70 to $0.75.

"Second quarter and year-to-date results were essentially as expected. Assuming gradual improvement in market conditions throughout the balance of the year, we expect growth in fiscal year 2004 of approximately 4-6% for revenue and in the mid to high single digits for EPS, excluding the unusual items reported in fiscal year 2003," said William J. Pesce, President and CEO.


Professional/Trade (P/T)
------------------------
Revenue of Wiley's U.S. P/T business declined 3% during the second quarter versus the same period last year, reflecting lower backlist sales of consumer technology and business titles, partially offset by strong culinary and architecture sales and improved sales returns. While the second quarter started slowly, sales recovered nicely in October. Year-to-date revenue was up 2%.

In a soft technology market, Wiley continues to strengthen its market position, as evidenced by the success of new releases, such as Windows XP Timesaving Techniques For Dummies, Internet For Dummies, 9th edition, and PCs For Dummies, 9th edition. The professional segment showed some initial signs of improvement during the quarter.

Five Wiley business titles appeared on major bestseller lists, including Bonner/Financial Reckoning Day, Lencioni/Five Dysfunctions of a Team: A Leadership Fable, Tyson and Brown/Home Buying For Dummies, Garcia/Message From Garcia and Gitomer/Sales Bible. The first Wiley edition of the Stock Trader's Almanac 2004 by Jeff Hirsch was published in the quarter. This highly regarded and frequently cited reference tool has been a mainstay on Wall Street for three decades.

Some of Wiley's consumer programs performed particularly well during the quarter despite weakness in the retail environment. Dershowitz/The Case for Israel hit numerous bestseller lists including The New York Times and USA Today. Kinzer/All the Shah's Men: An American Coup and the Roots of Middle East Terror and Armey's Axioms by former Majority Leader of the U.S. House of Representatives Dick Armey are performing well. The Company recently signed an agreement with Target, Inc., to create a For Dummies brand extension series. Three one-hour television specials, Dating For Dummies, Making Marriage Work For Dummies and Parenting For Dummies, premiered on the Discovery Health Channel in September.

Wiley's culinary program had an excellent quarter with the release of a strong list that included such titles as Cooking at Home with the Culinary Institute of America and Wolfert/Slow Mediterranean Cooking. James Villas, author of Between Bites and a forthcoming collection of essays on food, was named "Best Food Writer" of the year by Bon Appetit magazine.

Wiley launched a Betty Crocker microsite on FoodTV.com to increase the brand's presence and drive sales. During the quarter, the Company agreed to participate in the development of a 13-part television series featuring Mark Bittman, author of the best-seller How to Cook Everything. The series, which will air in the fall of next year, will include 30-second spot ads featuring Wiley books. A book tie-in is being developed for simultaneous publication.

P/T's professional and academic programs in architecture and culinary/hospitality performed well during the quarter. Sales were led by McGowan/Interior Graphic Standards. The Company signed an extension of its agreement with the National Restaurant Association Educational Foundation to distribute leading books on food sanitation.

Scientific,   Technical,   and  Medical  (STM)
----------------------------------------------
Wiley's U.S. STM revenue was essentially flat with prior year in the quarter and for the six months. Increased journal revenue, despite the adverse impact of the Rowecom bankruptcy, and higher online protocols sales were partially offset by lower advertising revenue and continued weakness in the STM book market. Globally, STM journal revenue increased approximately 6% in the second quarter and 5% for the six months.

During the quarter, Wiley phased in a new electronic journal production management system, a key component of our integrated online publishing program that will accelerate delivery of journal content to our customers. Wiley's STM digital access business, which utilizes the Wiley InterScience platform, continued to add functionality for customers with the launch of a comprehensive redesign of underlying information architecture and graphical interface. These enhancements accommodate the expanding scope of content and deliver a more intuitive, consistent and engaging interface to a global user community of well over 13 million scholars and researchers.

The Wiley InterScience calendar year 2004 license renewal process began during the second quarter and is proceeding as expected. Several licenses were signed during the quarter. Fourteen more universities joined the Chinese Academic Libraries Information Service (CALIS) consortium agreement, which is Wiley's first major license in China.

Wiley took a leadership role in the October launch of an initiative, which includes the United Nations' Food and Agriculture Organization (FAO), The Rockefeller Foundation, Cornell University and STM publishers. This initiative, known as AGORA, will provide researchers in developing countries with free access to journal content about food, agriculture, and water resources. AGORA builds on the success of HINARI, a similar initiative started by the World Health Organization (WHO) and STM publishers, including Wiley, that brings medical research information to the developing world.

Wiley has built upon its reputation for innovation in online publishing and for longstanding publishing service to learned societies and their members by forming new partnerships with numerous prominent national, regional and international societies. Shortly after the close of the quarter, the Company announced an agreement to publish three journals, for The American Institute of Chemical Engineers (AIChE), including its flagship journal, effective January 2004. As a result of this partnership, Wiley will provide all publishing services, including launching online editions through Wiley InterScience and creating a digital archive. Wiley also renewed its agreement with the International Union of Cancer (UICC) to publish The International Journal of Cancer.

Higher Education
----------------
Growth in Wiley's U.S. Higher Education business in the second quarter and first half was 3% and 5%, respectively. As a reminder, Wiley's second quarter does not include July revenue, which is historically the highest in the Higher Education business. The year-on-year growth was driven primarily by the accounting/business, science and social science programs. Industry-wide conditions in engineering continue to be weak. Globally, Higher Education revenue increased over prior year by approximately 6% in the quarter and 7% for the first half of fiscal year 2004.

During the second quarter, Higher Education benefited from the strong performance of key titles, such as Kieso/Intermediate Accounting, Kimmel/Financial Accounting, Cutnell/Physics, Solomons/Organic Chemistry, White/The Analysis and Use of Financial Statements, Salas/Calculus: One
Variable,  Connally/Functions  of  Modeling  Change  and  Huffman/Psychology  In
Action.

In August, the Company added to its e-learning offerings with the successful release of five new courseware titles: Kieso/Intermediate Accounting, Kimmel/Financial Accounting, Weygandt/Managerial Accounting, Horstmann/Big Java and Schermerhorn/Management. The Company's e-learning platform, Edugen, enables us to deliver content in an integrated format that is organized around the teaching and learning activities of students and professors. This courseware, which is already being used in over forty college and university courses, generated over eight million hits on its website in September and October.

Textbooks continue to be widely regarded by professors and students as crucial to effective teaching and learning, particularly in the markets served by Wiley. Wiley is as committed as ever to delivering the highest quality materials and services to the customers that we serve in the States and abroad. The Company is employing technology to deliver value-added products and services to professors and students. For example, we offer educational packages that include brief "core concept" textbooks with online and customized components. The Company is helping professors to integrate technology into the classroom through its significant investment in Wiley's Faculty Resource Network (FRN). Through its virtual seminars and one-on-one collaborations, the FRN is providing training and support for hundreds of professors across the U.S.

Europe
------
Second quarter revenue for Wiley's European operations was up 9% over prior year, or 3% excluding foreign currency translation gains. For the six-months, Wiley-Europe's revenue was up 7% over prior year, but flat excluding foreign currency translation gains. Healthy STM journal performance was partially offset by sluggish STM and P/T book sales, primarily in the U.K. Encouragingly, October sales were relatively strong. Despite the weak German economy, Wiley-VCH reported solid results in many of its indigenous professional and STM book programs.

There was positive market response to new revenue-generating features (advertorials and HTML email newsletters) for two community-of-interest portals, spectroscopy NOW.com and separationsNOW.com. Subscriptions to www.pro-physik.de continue to grow nicely.

During the quarter, The British Journal of Surgery added the Swiss Surgical Society to the growing number of European societies with which it is affiliated, further strengthening its position as the premier surgical journal throughout Europe. Wiley acquired European Transactions in Electrical Power, a bimonthly primary research journal published in collaboration with several European societies. The German Biometrical Society renewed its agreement with Wiley-VCH to publish the Biometrical Journal.

Four psychology titles won British Medical Association awards: Stallard/Think Good, Feel Good, Graham/Substance Misuse in Psychosis, Ballard/Understanding Menopause and McMurran/Motivating Offenders to Change. An agreement was signed with Nokia for fifteen of its training managers to promote the Nokia series that is published with Wiley to engineers in the industry.


Asia,  Australia & Canada
--------------------------
Wiley's revenue in Asia, Australia and Canada advanced 14% in the second quarter and 12% for the first half. Excluding the benefit of foreign currency, revenue was up 3% and 2% for the same periods, respectively. These results were driven mainly by the performance of the indigenous Higher Education programs in Australia and Canada. Higher-than-anticipated returns of P/T books in Canada partially offset these results.

Indigenous publishing programs are performing well. Fels/A Portrait of Power has been strong throughout Australia and is creating interest in the U.K. and U.S. The 20th anniversary edition of a Wiley Canadian title, The Game by Ken Dryden, has been called "the best hockey book ever written". In September, Wiley Canada signed an agreement with The Canadian Press to publish four to six books annually for three years, including quick-to-market titles that respond to major Canadian events. Additionally, the partnership will publish yearbooks, biographies and highlights of historic events.

During the quarter, Wiley was named one of the "100 Best Companies for Working Mothers" by Working Mother Magazine. In addition, the New Jersey Business and Industry Association honored the Company with its "Enterprise Award" for the positive effect Wiley has had on the New Jersey economy as a result of relocating to the Hoboken waterfront. These awards represent tangible evidence that Wiley is not only financially strong and performance-driven, but is also an organization that values and appreciates the relationships it has formed with colleagues and the community.

Special Items
-------------
During the second quarter of fiscal year 2003, the Company merged several of its European subsidiaries into a new entity, which enabled the Company to increase the tax-deductible asset basis of the merged subsidiaries to the fair value of the business at the date of merger. Under U.S. accounting principles, the tax benefit attributable to the increase in tax basis was immediately included in income, although the cash benefit of this change will be recognized pro-rata over a 15-year period. The Company's effective tax rate, excluding this tax benefit, was 33% for the second quarter of fiscal year 2003.

Wiley completed the relocation of the Company's headquarters to Hoboken, New Jersey in the first quarter of fiscal year 2003 and reported an unusual charge for costs associated with the relocation of approximately $1.5 million after-tax, or $.02 cents per share.

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995
This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; and (viii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Conference Call

John Wiley & Sons, Inc., will hold a conference call on Tuesday, December 2, 2003, at 10:30 a.m. (EDT) to discuss its results for the second quarter of fiscal year 2004. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (800)-310-1961

International callers may participate by dialing:  (719)-457-2692

A replay of the call will be available from 1:30 p.m. (EST) on Tuesday, December 2 through midnight (EST) on Monday, December 8 by dialing (888)-203-1112 or
(719)-457-0820 and entering Passcode 677675

A      live      audio       Webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.

Founded in 1807, John Wiley & Sons, Inc. provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

                                      ###



                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                         OCTOBER 31, 2003 AND 2002
                    (in thousands, except per share amounts)




                                                         Second Quarter Ended                     Six Months Ended
                                                             October 31,                             October 31,
                                                 --------------------------------------   ---------------------------------
                                                     2003         2002        % Change      2003        2002       % Change
                                                 ------------   ---------     --------    --------    ---------   ---------
Revenue                                          $   228,880     223,008          3%      448,540      429,445          4%

Costs and Expenses

     Cost of Sales                                    78,182      77,251          1%      150,291      145,972          3%
     Operating and Administrative Expenses           111,296     107,371          4%      223,339      209,738          6%
     Amortization of Intangibles                       2,535       2,535                    4,865        4,711          3%
     Unusual Item - Relocation Expenses (A)                -           -                        -        2,465
                                                 -----------    ----------               ---------    ---------
     Total Costs and Expenses                        192,013     187,157          3%      378,495      362,886          4%
                                                 -----------    ----------               ---------    ---------
Operating Income                                      36,867      35,851          3%       70,045       66,559          5%
     Operating Margin                                  16.1%       16.1%                    15.6%        15.5%

Interest Expense and Other, Net                          612       2,124                    1,872        3,861
                                                 -----------    ----------               ---------    ---------
Income Before Taxes                                   36,255      33,727          7%       68,173       62,698          9%

Provision (Benefit) for Income Taxes (B)              10,607      (1,004)                  20,725        7,937
                                                 -----------    ----------               ---------    ---------
Net Income                                       $    25,648      34,731        -26%       47,448       54,761        -13%
                                                 ===========    ==========               =========     ========

Income Per Share
     Diluted                                     $      0.41        0.55        -26%         0.75         0.86        -13%
     Basic                                       $      0.41        0.57                     0.77         0.89




Reconciliation of Non-GAAP Financial Disclosure
------------------------------------------------
Net Income as Reported                           $    25,648      34,731                   47,448       54,761
Relocation Expense, Net of Tax (A)                         -           -                        -        1,479
Tax Benefit (B)                                            -     (12,025)                       -      (12,025)
                                                 -----------    ----------               ---------     --------
     Net Income Before Unusual Items             $    25,648      22,706         13%       47,448       44,215          7%
                                                 ===========    ==========               =========     ========
Income Per Share-Diluted as Reported             $      0.41        0.55                     0.75         0.86
Relocation Expense, Net of Tax (A)                         -           -                        -         0.02
Tax Benefit (B)                                            -       (0.19)                       -        (0.19)
    Income Per Share-Diluted Before Unusual Item $      0.41        0.36         13%         0.75         0.70          8%
                                                 ===========    ==========               =========     ========
Average Shares
     Diluted                                          63,176      63,092                   63,091       63,370
     Basic                                            61,891      61,429                   61,788       61,580

(A) The Company completed the relocation of its headquarters to Hoboken, N.J. in the first quarter of fiscal year 2003. An unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $.02 per share, was reported.

(B) Fiscal year 2003 includes a tax benefit of $12.0 million equal to $0.19 per diluted share, relating to the step up in the tax basis of a European subsidiary's assets.

Note: Management believes the above non-GAAP financial measures, which exclude the relocation charge and the tax benefit, provide a more meaningful comparison of the Company's year-over-year results. These events, which were completed during fiscal year 2003, were unusual to the Company and unlikely to recur in the foreseeable future.


                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                         OCTOBER 31, 2003 AND 2002
                    (in thousands, except per share amounts)

                                                    Second Quarter Ended                    Six Months Ended
                                                        October 31,                             October 31,
                                          --------------------------------------   -------------------------------------
                                             2003         2002          % Change     2003         2002          % Change
                                          -----------   ---------       --------   ---------    ---------       --------
Revenue
---------------------------------------
US Segment
     Professional/Trade                  $    86,531       89,659           -3%      162,675      159,840            2%
     Scientific, Technical and Medical        42,694       42,416            1%       84,401       84,873           -1%
     Higher Education                         37,674       36,575            3%       85,442       81,490            5%
                                          -----------    ---------                  ---------    ---------
Total US                                     166,899      168,650           -1%      332,518      326,203            2%
European Segment                              60,018       55,077            9%      110,601      102,969            7%
Asia, Australia & Canada Segment              25,077       21,935           14%       48,473       43,095           12%
Intersegment Sales Eliminations              (23,114)     (22,654)           2%      (43,052)     (42,822)           1%
                                          -----------    ---------                  ---------    ---------
Total Revenue                            $   228,880      223,008            3%      448,540      429,445            4%
                                          ===========    =========                  =========    =========

Direct Contribution to Profit
--------------------------------------
US Segment
     Professional/Trade                  $    25,382       27,492           -8%       43,570       41,784            4%
     Scientific, Technical and Medical        20,503       20,400            1%       41,219       40,717            1%
     Higher Education                          9,935        8,625           15%       28,619       26,783            7%
                                          -----------    ---------                  ---------    ---------
Total US                                      55,820       56,517           -1%      113,408      109,284            4%
European Segment                              19,230       17,039           13%       34,652       33,075            5%
Asia, Australia & Canada Segment               5,480        4,050           35%        9,623        7,662           26%
                                          -----------    ---------                  ---------    ---------
Total Direct Contribution to Profit (A)       80,530       77,606            4%      157,683      150,021            5%


Shared Services and Administrative Costs
-----------------------------------------
     Distribution                            (11,591)     (11,410)           2%      (22,852)     (22,464)           2%
     Information Technology & Development    (12,428)     (10,665)          17%      (24,229)     (19,187)          26%
     Finance                                  (7,189)      (6,744)           7%      (14,240)     (14,111)           1%
     Other Administration                    (12,455)     (12,936)          -4%      (26,317)     (25,235)           4%
                                          -----------    ---------                  ---------    ---------
Total Shared Services and Admin. Costs       (43,663)     (41,755)           5%      (87,638)     (80,997)           8%

Unusual Item - Relocation Expenses (A)             -            -                          -       (2,465)
                                          -----------    ---------                  ---------    ---------
Operating Income                         $    36,867       35,851                     70,045       66,559
                                          ===========    =========                  =========    =========

(A) The Company completed the relocation of its headquarters to Hoboken, N.J. in the first quarter of fiscal year 2003. An unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $.02 per share, was reported.


                             JOHN WILEY & SONS, INC.
                   CONDENSED STATEMENTS OF FINANCIAL POSITION
                                 (in thousands)

                                                                                         October 31,
                                                                                ----------------------------        April 30,
                                                                                   2003             2002              2003
                                                                              ------------     -----------        ------------
Current Assets
       Cash & cash equivalents                                           $           10,756         21,414            33,241
       Accounts receivable                                                          170,002        145,470           120,057
       Inventories                                                                   84,049         80,454            83,337
       Other current assets                                                          35,243         48,348            47,209
                                                                                ------------     -----------        -----------
       Total Current Assets                                                         300,050        295,686           283,844
Product Development Assets                                                           61,353         59,609            60,842
Property and Equipment                                                              116,815        101,453           114,870
Goodwill                                                                            194,114        192,774           192,186
Intangible Assets                                                                   279,697        279,559           280,872
Deferred Income Taxes                                                                   249         12,418             2,800
Other Assets                                                                         22,310         20,382            20,558
                                                                                ------------     -----------        -----------
       Total Assets                                                                 974,588        961,881           955,972
                                                                                ============     ===========        ===========
Current Liabilities
       Notes Payable & Current portion of long-term debt                             60,000        125,000            35,000
       Accounts and royalties payable                                                91,080        104,850            71,296
       Deferred subscription revenues                                                65,543         51,977           131,392
       Accrued income taxes                                                           6,283         17,131             7,953
       Other accrued liabilities                                                     61,114         65,163            77,624
                                                                                ------------     -----------        -----------
       Total Current Liabilities                                                    284,020        364,121           323,265
Long-Term Debt                                                                      200,000        200,000           200,000
Accrued Pension liability                                                            56,378         29,324            54,909
Other Long-Term Liabilities                                                          28,997         28,842            28,190
Deferred Income Taxes                                                                 5,781         14,651             5,604
Shareholders' Equity                                                                399,412        324,943           344,004
                                                                                ------------     -----------        -----------
       Total Liabilities & Shareholders' Equity                          $          974,588        961,881           955,972
                                                                                ============     ===========        ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                      Six Months Ended
                                                                                        October 31,
                                                                                ----------------------------
                                                                                    2003             2002
                                                                                -----------        ---------
Operating Activities
       Net income                                                        $         47,448           54,761
       Amortization of intangibles                                                  4,865            4,711
       Amortization of composition costs                                           15,254           14,753
       Depreciation of property and equipment                                      13,720           11,793
       Other non-cash items                                                        25,030           13,796
       Change in deferred subscription revenue                                    (68,149)         (74,680)
       Net change in operating assets and liabilities                             (38,699)         (21,200)
                                                                                -----------        ---------
       Cash Provided By (Used For) Operating Activities                              (531)           3,934

Investing Activities
       Additions to product development assets                                    (26,305)         (22,655)
       Additions to property and equipment                                        (13,140)         (39,212)
       Acquisition of publishing assets, net of cash acquired                      (1,904)          (7,812)
                                                                                -----------        ---------
       Cash Used for Investing Activities                                         (41,349)         (69,679)

Financing Activities
       Borrowings of short-term debt                                               60,000           90,000
       Repayment of long-term debt                                                (35,000)         (30,000)
       Cash dividends                                                              (8,079)          (6,172)
       Purchase of treasury shares                                                 (2,486)          (8,117)
       Proceeds from exercise of stock options                                      3,287            1,442
                                                                                -----------        ---------
       Cash Provided by Financing Activities                                       17,722           47,153

Effects of Exchange Rate Changes on Cash                                            1,673              301
                                                                                -----------        ---------

Decrease in Cash and Cash Equivalents for Period                         $        (22,485)         (18,291)
                                                                                ===========        ==========